Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of AECOM Technology Corporation of our report dated March 3, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in reportable segments discussed in Note 16, as to which the date is August 1, 2014 relating to the consolidated financial statements of URS Corporation, which appears in the AECOM Technology Corporation’s Current Report on Form 8-K dated October 17, 2014.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

October 17, 2014